Exhibit 99.1

NEWS RELEASE

Media Contacts:

Al Butkus	(816) 467-3616
Media Relations line	(816) 467-3000

Investor Relations:
Jason Ketchum	(816) 467-3274

AQUILA REPORTS 2007 RESULTS;

SIGNIFICANTLY IMPROVED UTILITY PERFORMANCE

Earnings Conference Call and Webcast Are Monday, March 3 at 9:30 a.m. Eastern Time

KANSAS CITY, MO, Feb. 29, 2008 –Aquila, Inc. (NYSE:ILA) reported today that its electric and gas utilities in Missouri and four other states delivered a 40 percent improvement in EBITDA performance. In 2007, EBITDA for Aquila’s electric and gas utilities was $260.5 million, up $74.4 million from $186.1 million reported in 2006. This improvement in utility results was offset by various non-operating gains recognized on the asset sales in 2006 and merger-related costs occurring in 2007.

“This was a very successful and challenging year,” said Richard C. Green, Aquila’s chairman and chief executive officer. “In addition to our focus on serving the day-to-day energy needs of our customers, Aquila employees are working diligently to ensure our utility operations are transferred seamlessly to the buyers at the close of our transaction.”

On a consolidated basis, Aquila reported a net loss of $5.4 million for the year ended Dec. 31, 2007, or fully diluted per share loss of one cent, compared to net income of $23.9 million in 2006, or fully diluted per share earnings of six cents. Sales for the year were $1.5 billion in 2007 versus $1.4 billion in 2006.

Results for the quarter ending Dec. 31, 2007 were a net loss of $6.9 million, or a fully diluted loss of two cents per share, compared to 2006 net income of $64.3 million, or 17 cents per fully diluted share. Fourth quarter sales were $366 million, an increase of $27 million over 2006 fourth quarter sales of $339 million. The company reported EBITDA of $57.4 million in the fourth quarter of 2007 compared to EBITDA of $45.8 million in the fourth quarter of 2006.

Repositioning activities in 2006, including gains on the sale of gas utilities, offset by the loss on exiting the Elwood tolling contract, were additional causes for the decline in current year earnings. The one-time release of tax valuation allowance related to the gas utility sales that occurred last year were also causes for the decline in quarterly earnings.

Aquila Annual 2007 Earnings, Page 2

In early 2007, Aquila announced that it will sell its natural gas assets in Iowa, Kansas, Nebraska and Colorado, and its electric assets in Colorado to Black Hills Corporation and then merge with a subsidiary of Great Plains Energy Incorporated. The transactions have passed anti-trust review and have been approved by the Federal Energy Regulatory Commission. The asset sales have been approved by the regulatory authorities in Colorado, Iowa and Nebraska. In Kansas, Black Hills and Great Plains Energy have each entered into and filed for commission approval a settlement agreement concerning the asset sale and the merger, respectively. In Missouri, Aquila and Great Plains Energy continue to work toward receiving commission approval for the merger.

Segment EBITDA

Continuing electric utility operations in Missouri and Colorado and natural gas utility operations in Iowa, Kansas, Nebraska and Colorado reported 2007 EBITDA of $260.5 million, up $74.4 million from $186.1 million reported in 2006. Electric Utilities EBITDA increased $53.6 million from 2006 and Gas Utilities reported an EBITDA increase of $20.8 million. Merchant Services EBITDA loss of $5.6 million was $239.1 million better than the loss of $244.7 million reported in 2006, and the Corporate and Other EBITDA loss of $15.9 million in 2007 was $11.7 million less than the $27.6 million loss in 2006.

Electric Utilities

Gross profit was $388.6 million in 2007, an increase of $40.8 million from 2006. Earnings rose primarily because a Missouri rate order granted an increase in base rates and authorized 95% recovery of actual fuel costs over base rates effective June 1, 2007. Also customer demand for power rose in Missouri because of warmer than normal weather and favorable customer usage.

Other income increased in 2007 compared to 2006 primarily due to the receipt of a $3.2 million breakup fee on the termination of the Aries purchase and increased Allowance for Funds Used During Construction (AFUDC) associated with the construction of Iatan 2.

Gas Utilities

Gross profit was $188.2 million in 2007, $20.1 million higher than 2006 due to favorable weather and other volume increases compared to 2006, and rate increases in Kansas and Nebraska. In addition to the increase in gross profit, the company experienced lower operating expenses related to uncollectible customer accounts.

Aquila Annual 2007 Earnings, Page 3

Merchant Services

Merchant Services reported a gross loss of $11.1 million in 2007, compared to a gross loss of $28.0 million a year earlier. The improvement in gross loss from 2006 was primarily the result of the exit from the Elwood tolling contract and the continued merchant trade book wind-down. The primary factor contributing to the 2006 EBITDA loss of $244.7 million was the $218.0 million loss on the exit from the Elwood tolling contract in 2006.

Corporate and Other

Corporate and Other reported 2007 an EBITDA loss of $15.9 million, compared to a $27.6 million loss in 2006. The 2007 EBITDA loss included approximately $24.5 million of costs associated with the pending merger, including financial advisor fees, employee retention costs and legal and other costs. The primary factor causing the 2006 EBITDA loss was a $28.2 million charge associated with the early termination of debt in 2006.

Discontinued Operations

Discontinued Operations includes the company’s former Kansas electric utility operations; its former Michigan, Minnesota, and Missouri gas utility operations; its former Merchant Services peaking plants in Illinois; and its former Everest Connections telecommunications business. The company’s discontinued operations reported EBITDA of $12.9 million for 2007, which was a $343.9 million decrease from $356.8 million reported in 2006. The EBITDA decrease was due primarily to the gains recognized in 2006 on the sale of the gas utility properties.

Conference Call, Webcast and Additional Information

Monday, March 3 at 9:30 a.m. Eastern Time, Aquila will host a conference call and webcast in which senior executives will review fourth quarter and annual 2007 results. Participants will be Richard C. Green, Chief Executive Officer, Beth Armstrong, Senior Vice President and Chief Accounting Officer, and Jon Empson, Senior Vice President of Regulated Operations.

To access the live webcast via the Internet, go to Aquila’s website at www.aquila.com and click “Presentations & Webcasts” in the “Investor Information” section. Listeners should allow at least five minutes to register and access the presentation. For those unable to listen to the live broadcast, an online replay will be available for one week at the same location on the website (“Investor Information”), beginning approximately two hours after the presentation. Replay also will be available by telephone through Monday, March 10, 2008 at 800-405-2236 in the United

Aquila Annual 2007 Earnings, Page 4

States, and at 303-590-3000 for international callers. Callers need to enter the access code 11106823# when prompted.

Based in Kansas City, Mo., Aquila owns electric power generation and operates electric and natural gas transmission and distribution networks serving over 900,000 customers in Colorado, Iowa, Kansas, Missouri and Nebraska. More information is available at www.aquila.com.

###

“EBITDA”

Aquila uses the term “earnings before interest, taxes, depreciation and amortization (EBITDA)” as a performance measure for segment financial analysis. The term is not meant to be considered an alternative to net income or cash flows from operating activities, which are determined in accordance with generally accepted accounting principles. In addition, the term may not be comparable to similarly titled measures used by other companies.

Aquila Annual 2007 Earnings, Page 5

AQUILA, INC.

Consolidated Statements of Income

	3 Months Ended December 31,		12 Months Ended December 31,
In millions, except per share amounts	2007	2006	2007	2006
Sales	$366.1	$339.0	$1,466.6	$1,369.6
Cost of sales	224.2	220.4	900.9	881.6
Gross profit	141.9	118.6	565.7	488.0
Operating expenses:
Operation and maintenance expense	79.3	82.1	320.1	322.9
Taxes other than income taxes	6.3	8.6	28.2	31.2
Restructuring charges	(.1)	.2	1.5	5.7
Net loss on asset sales and other charges	—	—	1.3	246.9
Total operating expenses	85.5	90.9	351.1	606.7
Other income (expense)	1.0	18.1	24.4	32.5
Earnings (loss) before interest, taxes, depreciation and amortization	57.4	45.8	239.0	(86.2)
Depreciation and amortization expense	26.9	25.4	108.3	103.9
Total interest expense	31.2	34.8	142.8	159.2
Loss from continuing operations before income taxes	(.7)	(14.4)	(12.1)	(349.3)
Income tax expense (benefit)	6.6	(23.4)	6.0	(67.3)
Income (loss) from continuing operations	(7.3)	9.0	(18.1)	(282.0)
Earnings from discontinued operations, net of tax	.4	55.3	12.7	305.9
Net income (loss)	$(6.9)	$64.3	$(5.4)	$23.9
Weighted average shares outstanding – diluted	375.9	375.9	375.7	375.0
Earnings (loss) per share from continuing operations – diluted	$(.02)	$.02	$(.05)	$(.75)
Earnings per share from discontinued operations – diluted	—	.15	.04	.81
Net income (loss) per share – diluted	$(.02)	$.17	$(.01)	$.06

Aquila Annual 2007 Earnings, Page 6

AQUILA, INC.

Segment EBITDA Reconciliation to Loss from Continuing Operations Before Income Taxes

	3 Months Ended December 31,		Favorable
In millions	2007	2006	(Unfavorable)
Utilities:
Electric Utilities	$46.2	$21.4	$24.8
Gas Utilities	23.3	14.9	8.4
Total Utilities	69.5	36.3	33.2
Merchant Services	(3.7)	4.3	(8.0)
Corporate and Other	(8.4)	5.2	(13.6)
Total EBITDA	57.4	45.8	11.6
Depreciation and amortization	26.9	25.4	(1.5)
Interest expense	31.2	34.8	3.6
Loss from continuing operations before income taxes	$(.7)	$(14.4)	$13.7

	12 Months Ended December 31,		Favorable
In millions	2007	2006	(Unfavorable)
Utilities:
Electric Utilities	$195.5	$141.9	$53.6
Gas Utilities	65.0	44.2	20.8
Total Utilities	260.5	186.1	74.4
Merchant Services	(5.6)	(244.7)	239.1
Corporate and Other	(15.9)	(27.6)	11.7
Total EBITDA	239.0	(86.2)	325.2
Depreciation and amortization	108.3	103.9	(4.4)
Interest expense	142.8	159.2	16.4
Loss from continuing operations before income taxes	$(12.1)	$(349.3)	$337.2

Aquila Annual 2007 Earnings, Page 7

AQUILA, INC.

Consolidated Balance Sheets

	December 31,	December 31,
In millions	2007	2006
ASSETS
Cash and cash equivalents	$34.4	$232.8
Funds on deposit	41.3	107.9
Accounts receivable, net	256.1	243.2
Inventories and supplies	102.6	116.0
Price risk management assets	32.0	71.3
Regulatory assets, current	58.5	42.8
Other current assets	30.7	33.5
Current assets of discontinued operations	—	26.5
Total current assets	555.6	874.0
Utility plant, net	2,022.0	1,825.1
Non-utility plant, net	122.8	130.2
Price risk management assets	13.1	43.4
Goodwill, net	111.0	111.0
Pension asset	3.2	—
Regulatory assets	125.1	149.0
Deferred charges and other assets	40.8	53.6
Non-current assets of discontinued operations	—	286.1
Total Assets	$2,993.6	$3,472.4
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$2.4	$19.7
Short-term debt	25.0	—
Accounts payable	190.7	205.4
Accrued interest	46.4	49.7
Regulatory liabilities, current	19.4	10.8
Accrued compensation and benefits	28.4	26.8
Pension and post-retirement benefits, current	3.3	3.5
Other accrued liabilities	48.6	94.3
Price risk management liabilities	31.2	74.5
Customer funds on deposit	26.1	15.6
Current liabilities of discontinued operations	—	1.4
Total current liabilities	421.5	501.7
Long-term debt, net	1,035.4	1,385.9
Deferred income taxes and credits	—	19.3
Price risk management liabilities	.5	27.1
Pension and post-retirement benefits	46.4	72.5
Regulatory liabilities	80.4	72.4
Deferred credits	53.7	51.5
Non-current liabilities of discontinued operations	—	35.9
Common shareholders’ equity	1,355.7	1,306.1
Total Liabilities and Shareholders’ Equity	$2,993.6	$3,472.4